Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS

Santa Monica, CA – November 7, 2022 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced third quarter 2022 results.

Bobby Kotick, CEO of Activision Blizzard, shared, "Our games are the result of passion and excellence. This comes from an environment that fosters inspiration, creativity, and an unwavering commitment to develop and support our talent. Our employees’ dedication and teamwork are at the heart of an extraordinary workplace that enables the magic embodied in our games. We look forward to continuing to release epic entertainment in service of our global community of players as a part of Microsoft, one of the world’s most admired companies. We continue to expect that our transaction will close in Microsoft’s current fiscal year ending June 2023."

Financial Metrics

	Q3
(in millions, except EPS)	2022	2021
GAAP Net Revenues	$1,782	$2,070
Impact of GAAP deferralsA	$47	$(190)

GAAP EPS	$0.55	$0.82
Non-GAAP EPS	$0.68	$0.89
Impact of GAAP deferralsA	—	$(0.17)

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the quarter ended September 30, 2022, Activision Blizzard’s net revenues presented in accordance with GAAP were $1.78 billion, as compared with $2.07 billion for the third quarter of 2021. GAAP net revenues from digital channels were $1.61 billion. GAAP operating margin was 27%. GAAP earnings per diluted share was $0.55, as compared with $0.82 for the third quarter of 2021. On a non-GAAP basis, Activision Blizzard’s operating margin was 34% and earnings per diluted share was $0.68, as compared with $0.89 for the third quarter of 2021.

Activision Blizzard generated $257 million in operating cash flow for the quarter as compared with $521 million for the third quarter of 2021.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics

For the quarter ended September 30, 2022, Activision Blizzard’s net bookingsB were $1.83 billion, as compared with $1.88 billion for the third quarter of 2021. In-game net bookingsC were $1.36 billion, as compared with $1.20 billion for the third quarter of 2021.

Activision Blizzard Announces Q3 2022 Financial Results
For the quarter ended September 30, 2022, overall Activision Blizzard Monthly Active Users (MAUs)D were 368 million.

Microsoft transaction

As announced on January 18, 2022, Microsoft plans to acquire Activision Blizzard for $95.00 per share in an all-cash transaction. The transaction is subject to customary closing conditions and completion of regulatory review. The transaction, which is expected to close in Microsoft’s fiscal year ending June 30, 2023, has been approved by the boards of directors of both Activision Blizzard and Microsoft and by Activision Blizzard’s stockholders.

Conference Call and Earnings Presentation

In light of the proposed transaction with Microsoft, and as is customary during the pendency of an acquisition, Activision Blizzard will not be hosting a conference call, issuing an earnings presentation, or providing detailed quantitative financial guidance in conjunction with its third quarter 2022 earnings release. For further detail and discussion of our financial performance please refer to our quarterly report on Form 10-Q for the quarter ended September 30, 2022.

Selected Business Highlights

Successful content initiatives for key intellectual properties have positioned the company for a return to strong growth. Our expanded development teams are executing well as they deliver a wide range of compelling content across our portfolio. Following its October 28 launch, Call of Duty®: Modern WarfareTM II has broken records as the fastest-selling title in the history of the Call of Duty franchise. At Blizzard, the October 4 free-to-play launch of Overwatch® 2 has driven community engagement to new highs. These results build on the recent strong launch for Diablo® Immortal™ and a substantial content rollout underway for World of Warcraft®. At King, the Candy Crush™ franchise again delivered a record performance.

While the company remains cognizant of risks including those related to the labor market and economic conditions, we expect to expand our global audience, deepen community engagement, and deliver renewed growth in player investment in the fourth quarter and beyond. The company expects fourth quarter GAAP revenue to be 5% lower year-over-year or better. Net bookings and total segment operating income are each expected to grow at least 20% year-over-year.

Third quarter net bookings declined 3% year-over-year on a reported basis, and were slightly higher year-over-year on a constant currency basisE. The company continued to deliver strong results on the strategically important mobile platform, with mobile net bookings growing over 20% year-over-year to approximately $1.0B. Third quarter segment operating income increased versus the second quarter for each of Activision, Blizzard and King.

Activision
•Since its October 28 launch, Call of Duty: Modern Warfare II has set new records for our largest franchise, becoming the fastest premium Call of Duty release to cross $1 billion in sell-through. Sales have been robust across all platforms, including on PC, where unit sell-through to date is approximately twice the level of recent strong titles in the series. Modern Warfare II has set new franchise engagement records for a premium Call of Duty release, with hours played in the first 10 days more than 40% above the prior franchise record.

Activision Blizzard Announces Q3 2022 Financial Results

•On November 16, alongside the first season of in-game content for Modern Warfare II, Activision will release Call of Duty: Warzone™ 2.0. This all-new, free-to-play Call of Duty experience encompasses a wide array of learnings gained from the highly successful original Warzone. Tightly integrated with the premium game, Warzone 2.0 extends the Modern Warfare universe while bringing compelling new sandbox experiences to the franchise from day one, with further exciting content planned for the coming months.

•In the third quarter, Activision also unveiled Call of Duty: Warzone MobileTM, planned for full release in 2023. Internally developed on the same engine as Modern Warfare II and Warzone 2.0, the game will offer our community compelling battle royale gameplay on mobile as well as shared social features and cross-progression with the console and PC experiences. Over 20 million people have already pre-registered for the game on Google Play.

•Following a three-year period in which Call of Duty reached well over half a billion players and delivered a step change increase in engagement and player investment, these launches mark the start of a new era intended to take the franchise to new heights. Activision is looking forward to building on its current momentum in 2023, with plans for next year including the most robust Call of Duty live operations to date, the next full premium release in the blockbuster annual series, and even more engaging free-to-play experiences across platforms.

•Activision’s third quarter financial performance was lower year-over-year, primarily reflecting reduced engagement for Call of Duty following the weaker reception for last year's premium release. In-game net bookings on console and PC again grew sequentially in the third quarter versus the second quarter, contributing to sequential growth in segment operating income. Segment revenue and operating income are expected to return to strong year-over-year growth in the fourth quarter following the successful launch of Modern Warfare II.

Blizzard
•October 4 saw the global launch of Overwatch 2, with a free-to-play model designed to allow more people than ever before to experience the acclaimed team-based action game. Over 35 million people played the game in its first month, including many who were new to Overwatch. The expanded community is engaging deeply, with average daily player numbers for the first month of Overwatch 2 more than double that of its acclaimed predecessor. Player investment is also off to a strong start, positioning the title to be a meaningful contributor to Blizzard's business in the fourth quarter. Blizzard is looking forward to delivering an ambitious slate of regular seasonal updates for Overwatch 2 that introduce new characters, maps and modes, including the game’s much-anticipated PvE mode planned for 2023.

Activision Blizzard Announces Q3 2022 Financial Results
•In the Warcraft franchise, the September 26 release of World of Warcraft: Wrath of the Lich King® Classic contributed to a strong increase in WoW reach and engagement at the end of the third quarter. On November 28, Blizzard will release World of Warcraft: DragonflightTM, the innovative next expansion for the modern game, as the team increases the cadence of WoW content for the community. Elsewhere in the Warcraft franchise, mobile title Warcraft: Arclight RumbleTM is progressing well through regional testing.

•On mobile, Diablo Immortal expanded its global reach with a strong launch in China in July. The title reached the top of the download charts and has ranked in the top 10 grossing mobile games in China since launch. Around the world, Diablo Immortal is being supported with major new content, features, and events aimed at keeping the community engaged. Meanwhile, work on Diablo IV and its substantial ongoing post-launch content continues to progress very well ahead of its launch planned for 2023.

•Blizzard’s third quarter segment revenue grew double-digits year-over-year against a year ago quarter that included the release of Diablo II: ResurrectedTM. The third quarter benefited from the recent launch of Diablo Immortal, while Warcraft franchise net bookings were stable year-over-year. Segment operating margin was lower year-over-year, due to marketing investment to support the strong release slate and the shift in the mix of business in the quarter.

•Currently, we have licensing agreements with a third party covering the publication of several Blizzard titles in China. These agreements, which contributed approximately 3% of Activision Blizzard's consolidated net revenues in 2021, expire in January 2023. We are in discussions regarding the renewal of these agreements, but a mutually-satisfactory deal may not be reached. We continue to see substantial long-term growth opportunities for our business in the country. The co-development and publishing of Diablo Immortal is covered by a separate long-term agreement.

King
•King’s in-game net bookings increased 8% year-over-year, driven by the Candy Crush franchise, reflecting ongoing strong execution across live operations and user acquisition. King’s payer numbers again increased by a double-digit percentage year-over-year.

•King continues to introduce more player-versus-player features within Candy Crush, fueling engagement and player investment. Time spent within Candy grew year-over-year for a fifth successive quarter, and Candy Crush was the top-grossing game franchise in the U.S. app stores1 for the 21st quarter in a row.

•King’s third quarter segment revenue grew 6% year-over-year, equivalent to low double-digit growth on a constant currency basisE. Advertising revenue was consistent year-over-year despite a challenging macro environment. King’s third quarter operating margin was lower year-over-year, due to the year ago quarter benefiting from insurance claim proceeds.

Activision Blizzard Announces Q3 2022 Financial Results
•This November marks the 10-year anniversary of Candy Crush SagaTM, the original and largest title in the Candy Crush franchise. Candy Crush enters its second decade in strong health, with over 200 million monthly active users and with player investment at record levels. King’s development, commercial and analytics teams are working on a strong pipeline of content and initiatives expected to delight the community and drive further growth in the coming years.

Balance Sheet
•Cash and short-term investments at the end of the second quarter stood at $10.9 billion, and Activision Blizzard ended the quarter with a net cashF position of approximately $7.3 billion.

About Activision Blizzard
Our mission, to connect and engage the world through epic entertainment has never been more important. Through communities rooted in our video games we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our games. As an example, our Call of Duty Endowment has helped find employment for over 100,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

1 Based on data.ai Intelligence

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

Activision Blizzard Announces Q3 2022 Financial Results
C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

E Year-over-year growth on a constant currency basis is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive constant-currency year-over-year performance. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations.
•Total net bookings declined by 3% year-over-year for the third quarter of 2022. On a constant currency basis, total net bookings increased 1% year-over-year for the third quarter of 2022 as currency rate changes negatively impacted the quarter by 4%.
•Activision segment net revenues declined by 25% year-over-year, Blizzard segment net revenues grew by 10%, and King segment net revenues grew by 6% for the third quarter of 2022. On a constant currency year-over-year basis, Activision segment net revenue declined 22%, Blizzard segment net revenue grew 16%, and King segment net revenue grew 11% for the third quarter of 2022, as currency rate changes negatively impacted Activision segment net revenue by 3%, Blizzard segment net revenue by 6%, and King segment net revenue by 5%.

F Net cash is defined as cash and cash equivalents ($7.7B as of September 30, 2022) and short-term investments ($3.2B as of September 30, 2022) minus gross debt ($3.7B as of September 30, 2022).

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•expenses related to share-based compensation, including liability awards accounted for under ASC 718;
•the amortization of intangibles from purchase price accounting;
•fees and other expenses related to merger and acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•restructuring and related charges;
•other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

Activision Blizzard Announces Q3 2022 Financial Results

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services; (3) statements of future financial or operating performance, including the impact of tax items thereon; (4) statements regarding the proposed transaction between Activision Blizzard and Microsoft (such transaction, “the proposed transaction with Microsoft”), including any statements regarding the expected timetable for completing the proposed transaction with Microsoft, the ability to complete the proposed transaction with Microsoft, and the expected benefits of the proposed transaction with Microsoft; and (5) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

Activision Blizzard Announces Q3 2022 Financial Results
We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the risk that the proposed transaction with Microsoft may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the failure to satisfy the conditions to the consummation of the proposed transaction with Microsoft, including the receipt of certain governmental and regulatory approvals; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of January 18, 2022, by and among Activision Blizzard, Microsoft, and Anchorage Merger Sub Inc., a wholly owned subsidiary of Microsoft (the “Merger Agreement”); the effect of the announcement or pendency of the proposed transaction with Microsoft on our business relationships, operating results, and business generally; risks that the proposed transaction with Microsoft disrupts our current plans and operations and potential difficulties in employee retention as a result of the proposed transaction with Microsoft; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that have been or may be instituted against us related to the Merger Agreement or the transactions contemplated thereby; restrictions during the pendency of the proposed transaction with Microsoft that may impact our ability to pursue certain business opportunities or strategic transactions; the potential for receipt of alternative acquisition proposals from potential acquirors; the global impact of the ongoing COVID-19 pandemic and other macroeconomic factors (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers, distributors, and manufacturers who sell our physical products to customers and the platform providers on whose networks and consoles certain of our games are available; effects on our ability to release our content in a timely manner and with effective quality control; effects on our ability to prevent cyber-security incidents while our workforce is dispersed; effects on the operations of our professional esports leagues; the impact of rising interest rates as a result of large-scale intervention by the Federal Reserve and other central banks around the world and other economic factors; increased demand for our games due to stay-at-home orders and curtailment of other forms of entertainment, which may not be sustained and may fluctuate as stay-at-home orders are reduced, lifted, and/or reinstated; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; negative impacts on our business from concerns regarding our workplace; our ability to attract, retain, and motivate skilled personnel; competition; concentration of revenue among a small number of franchises; negative impacts from unionization or attempts to unionize by our workforce; rapid changes in technology and industry standards; increasing importance of revenues derived from digital distribution channels; our ability to manage growth in the scope and complexity of our business; substantial influence of third-party platform providers over our products and costs; success and availability of video game consoles manufactured by third parties, including our ability to predict the consoles that will be most successful in the marketplace and develop commercially-successful products for those consoles; risks associated with the free-to-play business model, including our dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; risks and uncertainties of conducting business outside the United States (the “U.S.”), including the need for regulatory approval to operate, impacts on our business arising from the current conflict between Russia and Ukraine, the relatively weaker protection for our intellectual property rights, and the impact of cultural differences on consumer preferences; risks associated with the retail sales business model; difficulties in integrating acquired businesses or otherwise realizing the anticipated benefits of strategic transactions; the seasonality in the sale of our products; fluctuation in our recurring business; risks relating to behavior of our distributors, retailers, development, and licensing partners, or other affiliated third parties that may harm our brands or business operations; our reliance on tools and technologies owned by third parties; risks associated with our use of open source software; risks associated with undisclosed content or features that may result in consumers’ refusal to buy or retailers’ refusal to sell our products; risks associated with objectionable consumer- or other third-party-created content; outages, disruptions or degradations in our services, products, and/or technological infrastructure; data breaches, fraudulent activity, and other cybersecurity risks; significant disruption during our live events; risks related to the impacts of catastrophic events; climate change; provisions in our corporate documents that may make it more difficult for any person to acquire control of our company; ongoing legal proceedings related to workplace concerns and otherwise, including the impact of the complaint filed in 2021 by the California Civil Rights Department (formerly known as the Department of Fair Employment and Housing) alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act and separate investigations and complaints by other parties and regulators related to certain employment practices and related disclosures; successful implementation of the requirements of the court-approved consent decree with the Equal Employment Opportunity Commission; intellectual property claims; increasing regulation in key territories; regulation relating to the Internet, including potential harm from laws impacting “net neutrality;” regulation concerning data privacy, including China’s Personal Information Protection Law; scrutiny regarding the appropriateness of our games’ content, including ratings assigned by third parties; changes in tax rates and/or tax laws or exposure to additional tax liabilities; fluctuations in currency exchange rates; impacts of changes in financial accounting standards; insolvency or business failure of any of our business partners, which has been magnified as a result of the COVID-19 pandemic; risks associated with our reliance on consumer discretionary spending; risks associated with increased inflation on our costs and the impacts on consumer discretionary spending; and the other factors included in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission.

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard Announces Q3 2022 Financial Results

Activision Blizzard, Inc.

Investors and Analysts:
ir@activisionblizzard.com
or
Press:
pr@activisionblizzard.com

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(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues
Product sales	$231	$423	$921	$1,666
In-game, subscription, and other revenues	1,551	1,647	4,273	4,974
Total net revenues	1,782	2,070	5,194	6,640

Costs and expenses
Cost of revenues—product sales:
Product costs	107	120	279	375
Software royalties and amortization	9	72	153	272
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	343	307	948	925
Software royalties and amortization	43	28	86	87
Product development	277	329	935	1,016
Sales and marketing	287	244	801	727
General and administrative	229	143	693	614
Restructuring and related costs	2	3	(3)	46
Total costs and expenses	1,297	1,246	3,892	4,062

Operating income	485	824	1,302	2,578

Interest and other (income) expense, net	(15)	65	16	52
Income before income tax expense	500	759	1,286	2,526

Income tax expense	65	120	176	391

Net income	$435	$639	$1,110	$2,135

Basic earnings per common share	$0.56	$0.82	$1.42	$2.75
Weighted average common shares outstanding	782	778	781	777

Diluted earnings per common share	$0.55	$0.82	$1.41	$2.72
Weighted average common shares outstanding assuming dilution	789	783	788	784

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$7,743	$10,423
Held-to-maturity investments	2,945	—
Accounts receivable, net	658	972
Software development	1,011	449
Other current assets	753	712
Total current assets	13,110	12,556
Software development	156	211
Property and equipment, net	171	169
Deferred income taxes, net	1,266	1,377
Other assets	541	497
Intangible assets, net	448	447
Goodwill	9,928	9,799
Total assets	$25,620	$25,056

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$229	$285
Deferred revenues	979	1,118
Accrued expenses and other liabilities	1,070	1,008
Total current liabilities	2,278	2,411
Long-term debt, net	3,610	3,608
Deferred income taxes, net	98	506
Other liabilities	826	932
Total liabilities	6,812	7,457

Shareholders' equity
Common stock	—	—
Additional paid-in capital	12,192	11,715
Treasury stock	(5,563)	(5,563)
Retained earnings	12,768	12,025
Accumulated other comprehensive loss	(589)	(578)
Total shareholders’ equity	18,808	17,599
Total liabilities and shareholders’ equity	$25,620	$25,056

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION
(Amounts in millions)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	Year over Year
	2021	2021	2022	2022	2022	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$521	$661	$642	$198	$257	(51)%
Capital Expenditures	23	21	15	37	15	(35)
Non-GAAP Free Cash Flow[1]	$498	$640	$627	$161	$242	(51)

Operating Cash Flow - TTM[2]	$2,893	$2,414	$2,212	$2,022	$1,758	(39)
Capital Expenditures - TTM[2]	81	80	73	96	88	9
Non-GAAP Free Cash Flow[1] - TTM[2]	$2,812	$2,334	$2,139	$1,926	$1,670	(41)%
1Non-GAAP free cash flow represents operating cash flow minus capital expenditures.
2TTM represents trailing twelve months. Operating Cash Flow for three months ended December 31, 2020, three months ended March 31, 2021, and three months ended June 30, 2021, were $1,140 million, $844 million, and $388 million, respectively. Capital Expenditures for the three months ended December 31, 2020, three months ended March 31, 2021, and three months ended June 30, 2021, were $22 million, $22 million, and $14 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended September 30, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$1,782	$107	$9	$343	$43	$277	$287	$229	$2	$1,297
Share-based compensation[1]	—	—	—	(1)	—	(38)	(15)	(48)	—	(102)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(3)	—	(6)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(2)	(2)
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(10)	—	(10)
Non-GAAP Measurement	$1,782	$107	$9	$342	$40	$239	$272	$168	$—	$1,177
Net effect of deferred revenues and related cost of revenues[5]	$47	$(3)	$(8)	$19	$14	$—	$—	$—	$—	$22

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$485	$435	$0.56	$0.55
Share-based compensation[1]	102	102	0.13	0.13
Amortization of intangible assets[2]	6	6	0.01	0.01
Restructuring and related costs[3]	2	2	—	—
Merger and acquisition-related fees and other expenses[4]	10	10	0.01	0.01
Income tax impacts from items above[6]	—	(16)	(0.02)	(0.02)
Non-GAAP Measurement	$605	$539	$0.69	$0.68
Net effect of deferred revenues and related cost of revenues[5]	$25	$—	$—	$—

1Reflects expenses related to share-based compensation, including $25 million for liability awards accounted for under ASC 718.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft Corporation ("Microsoft"), primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Nine Months Ended September 30, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$5,194	$279	$153	$948	$86	$935	$801	$693	$(3)	$3,892
Share-based compensation[1]	—	—	(7)	(4)	—	(139)	(42)	(109)	—	(301)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(6)	—	(9)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	3	3
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(58)	—	(58)
Non-GAAP Measurement	$5,194	$279	$146	$944	$83	$796	$759	$520	$—	$3,527
Net effect of deferred revenues and related cost of revenues[5]	$(246)	$(26)	$(75)	$35	$30	$—	$—	$—	$—	$(36)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,302	$1,110	$1.42	$1.41
Share-based compensation[1]	301	301	0.38	0.38
Amortization of intangible assets[2]	9	9	0.01	0.01
Restructuring and related costs[3]	(3)	(3)	—	—
Merger and acquisition-related fees and other expenses[4]	58	58	0.08	0.08
Income tax impacts from items above[6]	—	(55)	(0.07)	(0.07)
Non-GAAP Measurement	$1,667	$1,420	$1.82	$1.80
Net effect of deferred revenues and related cost of revenues[5]	$(210)	$(211)	$(0.27)	$(0.27)

1Reflects expenses related to share-based compensation, including $54 million for liability awards accounted for under ASC 718.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended September 30, 2021	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,070	$120	$72	$307	$28	$329	$244	$143	$3	$1,246
Share-based compensation[1]	—	—	(3)	(1)	—	(32)	(8)	(20)	—	(64)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(3)	(3)
Non-GAAP Measurement	$2,070	$120	$69	$306	$28	$297	$236	$121	$—	$1,177
Net effect of deferred revenues and related cost of revenues[4]	$(190)	$(4)	$(33)	$1	$—	$—	$—	$—	$—	$(36)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$824	$639	$0.82	$0.82
Share-based compensation[1]	64	64	0.08	0.08
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	3	3	—	—
Income tax impacts from items above[5]	—	(9)	(0.01)	(0.01)
Non-GAAP Measurement	$893	$699	$0.90	$0.89
Net effect of deferred revenues and related cost of revenues[4]	$(154)	$(133)	$(0.17)	$(0.17)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Nine Months Ended September 30, 2021	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$6,640	$375	$272	$925	$87	$1,016	$727	$614	$46	$4,062
Share-based compensation[1]	—	—	(14)	(2)	—	(66)	(16)	(161)	—	(259)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(5)	—	(8)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(46)	(46)
Non-GAAP Measurement	$6,640	$375	$258	$923	$84	$950	$711	$448	$—	$3,749
Net effect of deferred revenues and related cost of revenues[4]	$(773)	$(34)	$(177)	$—	$—	$—	$—	$—	$—	$(211)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$2,578	$2,135	$2.75	$2.72
Share-based compensation[1]	259	259	0.33	0.33
Amortization of intangible assets[2]	8	8	0.01	0.01
Restructuring and related costs[3]	46	46	0.06	0.06
Income tax impacts from items above[5]	—	(39)	(0.05)	(0.05)
Non-GAAP Measurement	$2,891	$2,409	$3.10	$3.07
Net effect of deferred revenues and related cost of revenues[4]	$(562)	$(469)	$(0.60)	$(0.59)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	September 30, 2022				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$480	$534	$692	$1,706	$(161)	$56	$40	$(65)
Intersegment net revenues[1]	—	9	—	9	—	(6)	—	(6)
Segment net revenues	$480	$543	$692	$1,715	$(161)	$50	$40	$(71)

Segment operating income	$153	$166	$297	$616	$(91)	$(22)	$(6)	$(119)

Operating Margin				35.9%

	September 30, 2021
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$641	$478	$652	$1,771
Intersegment net revenues[1]	—	15	—	15
Segment net revenues	$641	$493	$652	$1,786

Segment operating income	$244	$188	$303	$735

Operating Margin				41.2%

Nine Months Ended	September 30, 2022				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,423	$1,189	$2,058	$4,670	$(898)	$(158)	$162	$(894)
Intersegment net revenues[1]	—	29	—	29	—	(33)	—	(33)
Segment net revenues	$1,423	$1,218	$2,058	$4,699	$(898)	$(191)	$162	$(927)

Segment operating income	$304	$314	$811	$1,429	$(745)	$(223)	$56	$(912)

Operating Margin				30.4%

	September 30, 2021
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$2,321	$1,347	$1,896	$5,564
Intersegment net revenues[1]	—	62	—	62
Segment net revenues	$2,321	$1,409	$1,896	$5,626

Segment operating income	$1,049	$537	$755	$2,341

Operating Margin				41.6%

1Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense (including liability awards accounted for under ASC 718); amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reconciliation to consolidated net revenues:
Segment net revenues	$1,715	$1,786	$4,699	$5,626
Revenues from non-reportable segments[1]	123	109	278	303
Net effect from recognition (deferral) of deferred net revenues[2]	(47)	190	246	773
Elimination of intersegment revenues[3]	(9)	(15)	(29)	(62)
Consolidated net revenues	$1,782	$2,070	$5,194	$6,640

Reconciliation to consolidated income before income tax expense:
Segment operating income	$616	$735	$1,429	$2,341
Operating income (loss) from non-reportable segments[1]	14	4	28	(12)
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	(25)	154	210	562
Share-based compensation expense[4]	(102)	(64)	(301)	(259)
Amortization of intangible assets	(6)	(2)	(9)	(8)
Restructuring and related costs[5]	(2)	(3)	3	(46)
Merger and acquisition-related fees and other expenses[6]	(10)	—	(58)	—
Consolidated operating income	485	824	1,302	2,578
Interest and other (income) expense, net	(15)	65	16	52
Consolidated income before income tax expense (benefit)	$500	$759	$1,286	$2,526

1Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.
2Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
3Intersegment revenues reflect licensing and service fees charged between segments.
4Reflects expenses related to share-based compensation, including liability awards accounted for under ASC 718.
5Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
6Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY DISTRIBUTION CHANNEL
(Amounts in millions)

	Three Months Ended
	September 30, 2022		September 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$1,606	90%	$1,852	89%	$(246)	(13)%
Retail channels	25	1	69	3	(44)	(64)
Other[3]	151	8	149	7	2	1
Total consolidated net revenues	$1,782	100%	$2,070	100%	$(288)	(14)

Change in deferred revenues[4]
Digital online channels[2]	$59		$(164)
Retail channels	(17)		(27)
Other[3]	5		1
Total changes in deferred revenues	$47		$(190)

	Nine Months Ended
	September 30, 2022		September 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$4,668	90%	$5,883	89%	$(1,215)	(21)%
Retail channels	177	3	354	5	(177)	(50)
Other[3]	349	7	403	6	(54)	(13)
Total consolidated net revenues	$5,194	100%	$6,640	100%	$(1,446)	(22)

Change in deferred revenues[4]
Digital online channels[2]	$(117)		$(590)
Retail channels	(135)		(192)
Other[3]	6		9
Total changes in deferred revenues	$(246)		$(773)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY PLATFORM
(Amounts in millions)

	Three Months Ended
	September 30, 2022		September 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$336	19%	$523	25%	$(187)	(36)%
PC	363	20	578	28	(215)	(37)
Mobile and ancillary[2]	932	52	820	40	112	14
Other[3]	151	8	149	7	2	1
Total consolidated net revenues	$1,782	100%	$2,070	100%	$(288)	(14)

Change in deferred revenues[4]
Console	$(49)		$(114)
PC	29		(80)
Mobile and ancillary[2]	62		3
Other[3]	5		1
Total changes in deferred revenues	$47		$(190)

	Nine Months Ended
	September 30, 2022		September 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$1,195	23%	$2,061	31%	$(866)	(42)%
PC	1,080	21	1,827	28	(747)	(41)
Mobile and ancillary[2]	2,570	49	2,349	35	221	9
Other[3]	349	7	403	6	(54)	(13)
Total consolidated net revenues	$5,194	100%	$6,640	100%	$(1,446)	(22)

Change in deferred revenues[4]
Console	$(366)		$(530)
PC	(28)		(253)
Mobile and ancillary[2]	142		1
Other[3]	6		9
Total changes in deferred revenues	$(246)		$(773)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Mobile and ancillary primarily include revenues from mobile devices.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY GEOGRAPHIC REGION
(Amounts in millions)

	Three Months Ended
	September 30, 2022		September 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$999	56%	$1,166	56%	$(167)	(14)%
EMEA[2]	498	28	619	30	(121)	(20)
Asia Pacific	285	16	285	14	—	—
Total consolidated net revenues	$1,782	100%	$2,070	100%	$(288)	(14)

Change in deferred revenues[3]
Americas	$9		$(136)
EMEA[2]	6		(63)
Asia Pacific	32		9
Total changes in deferred revenues	$47		$(190)

	Nine Months Ended
	September 30, 2022		September 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$2,999	58%	$3,819	58%	$(820)	(21)%
EMEA[2]	1,493	29	2,045	31	(552)	(27)
Asia Pacific	702	14	776	12	(74)	(10)
Total consolidated net revenues	$5,194	100%	$6,640	100%	$(1,446)	(22)

Change in deferred revenues[3]
Americas	$(178)		$(475)
EMEA[2]	(105)		(260)
Asia Pacific	37		(38)
Total changes in deferred revenues	$(246)		$(773)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
3Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(Amounts in millions)

					Trailing Twelve Months Ended
	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
GAAP Net Income	$564	$395	$280	$435	$1,674
Interest and other expense (income), net	45	14	17	(15)	61
Provision for income taxes	73	70	41	65	249
Depreciation and amortization	27	24	25	29	105
EBITDA	709	503	363	514	2,089

Share-based compensation expense[1]	249	98	100	102	549
Restructuring and related costs[2]	30	(2)	(3)	2	27
Merger and acquisition-related fees and other expenses[3]	—	32	16	10	58
Adjusted EBITDA	$988	$631	$476	$628	$2,723

Change in deferred net revenues and related cost of revenues[4]	$215	$(235)	$(1)	$25	$4

1Reflects expenses related to share-based compensation, including liability awards accounted for under ASC 718.
2Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
3Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING METRICS
(Amounts in millions)

Net Bookings1

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	$ Increase (Decrease)	% Increase (Decrease)	2022	2021	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$1,829	$1,880	$(51)	(3)%	$4,948	$5,867	$(919)	(16)%
In-game net bookings[2]	$1,356	$1,198	$158	13%	$3,564	$3,859	$(295)	(8)%

1We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.
2In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022
Activision	119	107	100	94	97
Blizzard	26	24	22	27	31
King	245	240	250	240	240
Total MAUs	390	371	372	361	368

3We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.